Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) APRIL 14, 2026
FIRST QUARTER 2026 RESULTS AND KEY METRICS	CHAIR AND CEO COMMENTARY

Citi Chair and CEO Jane Fraser said, “We’re off to an exceptionally strong start in 2026, with revenue up 14% and net income growing 42%. Services had an outstanding quarter with revenue up 17% and Markets crossed $7 billion in revenue. Banking continued to build momentum with fees up 12% amid a record first quarter in M&A. Wealth saw revenue grow 11% and continued to improve its returns and U.S. Consumer Cards saw 4% revenue growth and returns of nearly 20%. Our diversified business model continues to drive consistent revenue growth and we remain a source of financial strength and trust for our clients during uncertain times.

“We’ve entered into the final phase of our divestitures and 90% of our Transformation programs are now at or near our target state. We demonstrated our commitment to returning capital by repurchasing $6.3 billion shares during the quarter.

“We remain very much on track to deliver the 10-11% RoTCE target this year. I’m excited for next month’s Investor Day where we’ll discuss our path forward and how we will realize the significant upside Citi offers,” Ms. Fraser concluded.

RETURNED ~$7.4 BILLION IN THE FORM OF COMMON SHARE REPURCHASES AND COMMON DIVIDENDS

PAYOUT RATIO OF 134%(3)

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.7%(4)

BOOK VALUE PER SHARE OF $112.22

TANGIBLE BOOK VALUE PER SHARE OF $99.01(5)

New York, April 14, 2026 – Citigroup Inc. today reported net income for the first quarter 2026 of $5.8 billion, or $3.06 per diluted share, on revenues of $24.6 billion. This compares to net income of $4.1 billion, or $1.96 per diluted share, on revenues of $21.6 billion for the first quarter 2025.

Revenues increased 14%(6) from the prior-year period, driven by growth in each of Citi’s five interconnected businesses(7) and Legacy Franchises in All Other, as well as the impact of foreign exchange translation, partially offset by a decline in Corporate/Other, also in All Other.

Net income was $5.8 billion, compared to $4.1 billion in the prior-year period, driven by higher revenues and a lower effective tax rate, partially offset by higher expenses and a higher provision for credit losses.

Earnings per share of $3.06 increased from $1.96 per diluted share in the prior-year period, reflecting higher net income and a lower share count due to share repurchases.

Percentage comparisons throughout this press release are calculated for the first quarter 2026 versus the first quarter 2025, unless otherwise specified.

First Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Total revenues, net of interest expense	24,633	19,871	21,596	24%	14%

Total operating expenses	14,311	13,840	13,425	3%	7%

Net credit losses	2,208	2,190	2,459	1%	(10)%
Net ACL build / (release)(a)	581	23	210	NM	177%
Other provisions(b)	16	7	54	129%	(70)%
Total provision for credit losses	2,805	2,220	2,723	26%	3%

Income (loss) from continuing operations before taxes	7,517	3,811	5,448	97%	38%
Provision for income taxes	1,578	1,288	1,340	23%	18%
Income (loss) from continuing operations	5,939	2,523	4,108	135%	45%
Income (loss) from discontinued operations, net of taxes	(1)	(1)	(1)	-	-
Net income attributable to non-controlling interest	153	51	43	200%	256%
Citigroup’s net income (loss)	$5,785	$2,471	$4,064	134%	42%

EOP loans ($B)	762	752	702	1%	8%
Average loans ($B)	755	737	691	3%	9%
EOP assets ($B)	2,778	2,657	2,572	5%	8%
EOP deposits ($B)	1,446	1,404	1,316	3%	10%
Average deposits ($B)	1,446	1,422	1,305	2%	11%

Book value per share	$112.22	$110.01	$103.90	2%	8%
Tangible book value per share(c)	$99.01	$97.06	$91.52	2%	8%
Common Equity Tier 1 (CET1) Capital ratio(d)	12.7%	13.2%	13.4%
Supplementary Leverage ratio (SLR)(d)	5.2%	5.5%	5.8%
Return on average common equity (ROE)(e)	11.5%	4.5%	8.0%
Return on average tangible common equity (RoTCE)(f)	13.1%	5.1%	9.1%	800 bps	400 bps
Efficiency Ratio (total operating expenses/total revenues, net)	58.1%	69.6%	62.2%	(1,150) bps	(410) bps

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

(c) Tangible book value per share is a non-GAAP financial measure. For additional information, refer to footnote 5.

(d) Ratios as of March 31, 2026 are preliminary. For additional information, please refer to footnote 4.

(e) Ratios as of March 31, 2026 are preliminary. For additional information, please refer to footnote 1.

(f) Ratios as of March 31, 2026 are preliminary. RoTCE is a non-GAAP financial measure. For additional information, please refer to foonote 2.

Citigroup

Citigroup revenues of $24.6 billion in the first quarter 2026 increased 14%, driven by growth in each of Citi’s five interconnected businesses(7) and Legacy Franchises, as well as the impact of foreign exchange translation, partially offset by a decline in Corporate/Other. Net interest income increased 12%, driven by growth across each of Citi’s five businesses and Legacy Franchises, partially offset by a decline in Corporate/Other. Non-interest revenue increased 17%, driven by growth across each of Citi’s five businesses and All Other.

Citigroup operating expenses of $14.3 billion were up 7%(6), driven by higher compensation and benefits expenses, including higher severance, the impact of foreign exchange translation, and higher volume and other revenue-related expenses, partially offset by productivity savings, lower legal expenses, stranded cost reductions and lower transformation expenses in Corporate/Other.

Citigroup provision for credit losses was $2.8 billion, reflecting $2.2 billion of net credit losses and a net allowance for credit losses (ACL) build of $597 million, driven by portfolio quality, including seasonal mix changes, as well as increased uncertainty in the macroeconomic outlook, partially offset by refinements to loss assumptions and lower net lending activity. Net credit losses were down 10% from the prior-year period, driven by decreases in USCC and Markets, partially offset by an increase in Legacy Franchises. The provision in the prior-year period was $2.7 billion, reflecting $2.5 billion of net credit losses and a net ACL build of $264 million, driven by increased uncertainty in the macroeconomic outlook and portfolio quality, largely offset by lower net lending activity.

Citigroup net income was $5.8 billion in the first quarter 2026, compared to net income of $4.1 billion in the prior-year period, driven by higher revenues and a lower effective tax rate, partially offset by higher expenses and a higher provision for credit losses. Citigroup’s effective tax rate was approximately 21% in the current quarter compared to 25% in the first quarter 2025, largely driven by a discrete item in the current quarter.

Citigroup’s total allowance for credit losses was $22.0 billion at quarter end, compared to $22.8 billion at the end of the prior-year period. Total ACL on loans was $19.6 billion at quarter end, compared to $18.7 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.6%, down from 2.7% in the prior-year period. Total non-accrual loans increased $0.7 billion, or 25% from the prior-year period to $3.4 billion. Corporate non-accrual loans increased $0.6 billion, or 42% from the prior-year period to $2.0 billion, driven by idiosyncratic downgrades in Banking and Services, partially offset by upgrades and repayments in Markets. Consumer non-accrual loans increased $0.1 billion, or 6% from the prior-year period to $1.4 billion.

Citigroup’s end-of-period loans were $762 billion at quarter end, up 8% versus the prior-year period, primarily driven by higher loans in Markets and Wealth. Citigroup’s average loans were $755 billion in the first quarter 2026, up 9% versus the prior-year period, primarily driven by higher average loans in Markets, Services and Wealth.

Citigroup’s end-of-period deposits were approximately $1.4 trillion at quarter end, up 10% versus the prior-year period, driven by increases in Services. Citigroup’s average deposits were approximately $1.4 trillion in the first quarter 2026, up 11% versus the prior-year period, driven by higher average deposits in Services.

Citigroup’s book value per share of $112.22 at quarter end increased 8% versus the prior-year period, and tangible book value per share of $99.01 at quarter end also increased 8% versus the prior-year period. The increases were driven by net income and beneficial net movements in accumulated other comprehensive income (AOCI), partially offset by the payment of common and preferred dividends and reductions in additional paid-in capital (APIC). In addition, common share repurchases were dilutive to tangible book value per share and book value per share. At quarter end, Citigroup’s preliminary CET1 Capital ratio(4) was 12.7% versus 13.2% at the end of the prior quarter, primarily driven by common share repurchases, the payment of common and preferred dividends and higher risk-weighted assets, primarily offset by net income and the impact of Citi’s sale of AO Citibank in Russia, mainly in currency translation adjustment in AOCI. Citigroup’s Supplementary Leverage ratio(4) for the first quarter 2026 was 5.2% versus 5.5% at the end of the prior quarter. During the quarter, Citigroup returned approximately $7.4 billion to common shareholders in the form of share repurchases and dividends.

Services ($ in millions, except as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Net interest income	3,424	3,303	2,865	4%	20%
Non-interest revenue	1,192	1,182	1,064	1%	12%
Treasury and Trade Solutions	4,616	4,485	3,929	3%	17%
Net interest income	719	747	633	(4)%	14%
Non-interest revenue	768	1,040	642	(26)%	20%
Securities Services	1,487	1,787	1,275	(17)%	17%
Total Services revenues	6,103	6,272	5,204	(3)%	17%

Total operating expenses	2,935	2,843	2,584	3%	14%

Net credit losses	3	19	6	(84)%	(50)%
Net ACL build / (release)(a)	86	(15)	18	NM	378%
Other provisions(b)	5	(15)	27	NM	(81)%
Total provision for credit losses	94	(11)	51	NM	84%

Net income	$2,228	$2,496	$1,834	(11)%	21%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(c)	34	33	33	2%	2%
RoTCE(c)	27.0%	30.0%	22.5%	(300) bps	450 bps
Fee revenue ($MM)	1,672	1,630	1,473	3%	14%
Average loans	99	96	87	3%	14%
Average deposits	961	935	826	3%	16%
Cross border transaction value(d)	106	115	95	(8)%	12%
US dollar clearing volume (#MM)(e)	44	45	43	(3)%	3%
Commercial card spend volume(f)	19	18	17	5%	8%
Assets under custody and/or administration (AUC/AUA) ($T)(g)	32	31	26	1%	21%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and for HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) Cross border transaction value is defined as the total value of cross-border foreign exchange payments processed through Citi’s proprietary Worldlink and Cross Border Funds Transfer platforms, including payments from consumer, corporate, financial institution and public sector clients.

(e) U.S. dollar clearing volume is defined as the number of USD clearing payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily financial institutions).  Amounts in the table are stated in millions of payment instructions processed.

(f) Commercial Card Spend Volume is defined as total global spend volumes using Citi issued commercial cards net of refunds and returns.

(g) 1Q26 is preliminary.

Services(7)

Services revenues of $6.1 billion were up 17%, driven by growth in Treasury and Trade Solutions and Securities Services. Net interest income increased 18%, driven by an increase in average deposit balances and deposit spreads. Non-interest revenue increased 15%(6), primarily driven by fee revenue growth of 14%.

Treasury and Trade Solutions revenues of $4.6 billion were up 17%, driven by a 20% increase in net interest income and a 12% increase in non-interest revenue. The increase in net interest income was driven by higher average deposit balances and deposit spreads. The increase in non-interest revenue was largely driven by growth in fees and underlying fee drivers, including an increase in cross-border transaction value of 12%, an increase in U.S. dollar clearing volume of 3% and an increase in commercial card spend volume of 8%.

Securities Services revenues of $1.5 billion were up 17%, driven by a 20%(6) increase in non-interest revenue and a 14% increase in net interest income. The increase in non-interest revenue was primarily driven by higher fees, which benefited from a 21% increase in assets under custody and administration. The increase in net interest income was largely driven by higher average deposit balances and deposit spreads.

Services operating expenses of $2.9 billion increased 14%, primarily driven by higher volume and other revenue-related expenses, higher compensation and benefits and higher technology costs.

Services provision for credit losses was $94 million, reflecting a net ACL build of $91 million, driven by increased uncertainty in the macroeconomic outlook and changes in credit quality on certain exposures, partially offset by refinements to loss assumptions, and $3 million of net credit losses. The provision in the prior-year period was $51 million, reflecting a net ACL build of $45 million, driven by increased uncertainty in the macroeconomic outlook and transfer risk, and $6 million of net credit losses.

Services net income of $2.2 billion increased 21%, driven by higher revenues, partially offset by higher expenses and a higher provision for credit losses.

Markets ($ in millions, except as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Rates and currencies	3,311	2,449	3,116	35%	6%
Spread products / other fixed income	1,855	1,105	1,462	68%	27%
Fixed Income markets	5,166	3,554	4,578	45%	13%
Equity markets	2,080	1,055	1,497	97%	39%
Total Markets revenues	7,246	4,609	6,075	57%	19%

Total operating expenses	3,835	3,608	3,466	6%	11%

Net credit losses	(3)	(12)	142	75%	NM
Net ACL build / (release)(a)	-	(80)	57	100%	(100)%
Other provisions(b)	(12)	(12)	2	-	NM
Total provision for credit losses	(15)	(104)	201	86%	NM

Net income	$2,595	$838	$1,849	210%	40%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(c)	56	54	54	5%	5%
RoTCE(c)	18.7%	6.2%	14.0%	1,250 bps	470 bps
Average trading account assets	573	556	474	3%	21%
Average loans	162	152	128	7%	27%
Average VaR ($ in MM)(d)	127	109	118	17%	8%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets(7)

Markets revenues of $7.2 billion increased 19%, driven by growth in Fixed Income markets and Equity markets revenues.

Fixed Income markets revenues of $5.2 billion increased 13%, driven by growth in both rates and currencies and spread products and other fixed income. Rates and currencies revenues increased 6%, driven by revenue growth in the foreign exchange business on higher volumes and optimization of the balance sheet, largely offset by lower revenue in rates on elevated volatility. Spread products and other fixed income revenues increased 27%, primarily driven by strong performance in commodities.

Equity markets revenues of $2.1 billion increased 39%, driven by growth in derivatives, prime services and cash equities. Prime balances(8) grew to a record and were up more than 50%.

Markets operating expenses of $3.8 billion increased 11%, primarily driven by higher performance-related compensation, higher volume-related expenses and higher legal expenses.

Markets provision for credit losses was a benefit of $15 million, reflecting a net ACL release of $12 million, driven by refinements to loss assumptions, primarily offset by increased uncertainty in the macroeconomic outlook, and $3 million of net credit recoveries. The provision in the prior-year period was $201 million, reflecting $142 million of net credit losses in spread products and a net ACL build of $59 million, driven by increased uncertainty in the macroeconomic outlook.

Markets net income of $2.6 billion increased 40%, driven by higher revenues and a lower provision for credit losses, partially offset by higher expenses.

Banking ($ in millions, except as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Investment Banking	1,326	1,356	1,114	(2)%	19%
Corporate Lending(a)	391	443	402	(12)%	(3)%
Total Banking revenues(a)	1,717	1,799	1,516	(5)%	13%
Gain / (loss) on loan hedges(a)	50	(26)	14	NM	257%
Total Banking revenues including gain/(loss) on loan hedges(a)	1,767	1,773	1,530	-	15%

Total operating expenses	1,240	1,152	1,034	8%	20%
Net credit losses	6	25	34	(76)%	(82)%
Net ACL build / (release)(b)	124	150	185	(17)%	(33)%
Other provisions(c)	2	1	(5)	100%	NM
Total provision for credit losses	132	176	214	(25)%	(38)%

Net income	$304	$354	$223	(14)%	36%

Banking Key Statistics and Metrics
Allocated Average TCE(d) ($B)	8	9	9	(15)%	(15)%
RoTCE(d)	15.8%	15.3%	9.8%	50 bps	600 bps
Average loans ($B)	83	79	82	5%	1%

Advisory	505	649	424	(22)%	19%
Equity underwriting	208	180	127	16%	64%
Debt underwriting	519	458	553	13%	(6)%
Investment Banking fees	1,232	1,287	1,104	(4)%	12%

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, see Footnote 9.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

Banking(7)

Banking revenues of $1.8 billion increased 15%, driven by growth in Investment Banking.

Investment Banking revenues of $1.3 billion increased 19%, driven by increases in Investment Banking fees of 12% and net interest income. The increase in Investment Banking fees reflects growth in Advisory and Equity Capital Markets (ECM), partially offset by a decline in Debt Capital Markets (DCM). Advisory fees increased 19%, reflecting continued growth in sell-side fees and strong performance with sponsors. ECM fees increased 64%, driven by growth in follow-ons and convertibles. DCM fees decreased 6%, driven by lower non-investment grade activity.

Corporate Lending revenues of $391 million, excluding mark-to-market on loan hedges(9), decreased 3%, driven by marks on certain assets, primarily offset by higher loan spreads.

Banking operating expenses of $1.2 billion increased 20%, primarily driven by higher compensation and benefits, including performance-based compensation and investments in the business, and higher volume and other revenue-related expenses.

Banking provision for credit losses was $132 million, reflecting a net ACL build of $126 million, driven by increased uncertainty in the macroeconomic outlook and exposure growth, largely offset by refinements to loss assumptions, and $6 million of net credit losses. The provision in the prior-year period was $214 million, reflecting a net ACL build of $180 million, driven by increased uncertainty in the macroeconomic outlook, and $34 million of net credit losses.

Banking net income of $304 million increased 36%, driven by higher revenues and a lower provision for credit losses, largely offset by higher expenses.

Wealth ($ in millions, except as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Citigold and Retail Banking	2,062	2,010	1,825	3%	13%
Private Bank	757	625	664	21%	14%
Wealth at Work	246	227	268	8%	(8)%
Total revenues, net of interest expense	3,065	2,862	2,757	7%	11%

Total operating expenses	2,415	2,377	2,390	2%	1%

Net credit losses	88	80	67	10%	31%
Net ACL build / (release)(a)	13	7	63	86%	(79)%
Other provisions(b)	-	-	(4)	-	100%
Total provision for credit losses	101	87	126	16%	(20)%

Net income	$432	$299	$191	44%	126%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	16	15	15	5%	5%
RoTCE(c)	10.8%	7.7%	5.0%	310 bps	580 bps

Loans	205	204	196	-	5%
Deposits	418	413	401	1%	4%
Client investment assets(d)	676	670	595	1%	14%
EOP client balances	1,299	1,287	1,192	1%	9%
Net New Investment Assets (NNIA)(e)	15	7	17	104%	(11)%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) 1Q26 Client investment assets are preliminary. Includes assets under management, trust and custody assets. Starting in 1Q’26, Client investment assets includes an additional $10B associated with the value of client insurance policies that were not previously reported.

(e) 1Q26 Net new investment assets are preliminary. Represents investment asset inflows, including dividends, interest and distributions, less investment asset outflows.

Wealth(7)

Wealth revenues of $3.1 billion increased 11%, driven by growth in Citigold and Retail Banking and the Private Bank, partially offset by lower revenues in Wealth at Work. Net interest income of $2.1 billion increased 14%, driven by higher deposit spreads and average deposit balances, partially offset by lower mortgage spreads. Non-interest revenue of $970 million increased 5%, driven by higher investment fee revenues, with client investment assets up 14%, partially offset by the loss of fee revenue from the 2025 sale of the trust business.

Citigold and Retail Banking revenues of $2.1 billion increased 13%, driven by higher deposit spreads and higher investment fee revenues.

Private Bank revenues of $757 million increased 14%, driven by higher deposit spreads and average deposit balances and higher investment fee revenues, largely offset by lower mortgage spreads and the loss of fee revenue from the 2025 sale of the trust business.

Wealth at Work revenues of $246 million decreased 8%, driven by lower mortgage spreads, largely offset by higher deposit spreads and average deposit balances.

Wealth operating expenses of $2.4 billion increased 1%, driven by investments in technology and higher volume-related expenses, partially offset by lower compensation and benefits, including the impact from the 2025 sale of the trust business.

Wealth provision for credit losses was $101 million, reflecting $88 million of net credit losses, primarily driven by overdraft losses and international credit cards, and a net ACL build of $13 million. The provision in the prior-year period was $126 million, reflecting $67 million of net credit losses and a net ACL build of $59 million, driven by increased uncertainty in the macroeconomic outlook.

Wealth net income of $432 million increased 126%, driven by higher revenues and a lower provision for credit losses, partially offset by higher expenses.

USCC ($ in millions, except as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Net interest income	5,116	5,143	4,984	(1)%	3%
Non-interest revenue	(359)	(579)	(417)	38%	14%
Total revenues, net of interest expense	4,757	4,564	4,567	4%	4%

Total operating expenses	1,711	1,794	1,691	(5)%	1%

Net credit losses	1,742	1,739	1,954	-	(11)%
Net ACL build / (release)(a)	348	(117)	(174)	NM	NM
Other provisions(b)	2	2	3	-	(33)%
Total provision for credit losses	2,092	1,624	1,783	29%	17%

Net income	$732	$884	$838	(17)%	(13)%

USCC Key Statistics and Metrics ($B)
Allocated average TCE(c)	16	20	20	(24)%	(24)%
RoTCE(c)	19.2%	17.3%	16.7%	190 bps	250 bps
Average loans	171	172	168	(1)%	2%
U.S. credit card spend volume	152	166	144	(9)%	5%
New credit cards account acquisitions (in thousands)(d)	2,942	3,687	2,840	(20)%	4%

(a) Includes credit reserve build / (release) for loans.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. For additional information, refer to Footnote 2.

(d) New Credit Cards account acquisitions represent the number of new credit card accounts opened.

U.S. Consumer Cards (USCC)(7)

USCC revenues of $4.8 billion increased 4%, driven by growth in net interest income and non-interest revenue. Net interest income increased 3%, driven by higher interest-earning balances and higher loan spreads. Non-interest revenue increased 14%, driven by higher interchange fees, lower partner payment accruals and higher annual credit card fees, largely offset by higher rewards and acquisition costs.

USCC operating expenses of $1.7 billion increased 1%, driven by higher volume and other revenue-related expenses and higher compensation and benefits, primarily offset by lower legal expenses.

USCC provision for credit losses was $2.1 billion, reflecting $1.7 billion of net credit losses and a net ACL build of $350 million, driven by seasonal portfolio mix changes, the forward purchase commitment of the Barclays American Airlines co-branded card portfolio, as well as increased uncertainty in the macroeconomic outlook. This was largely offset by lower seasonal volumes and refinements to loss assumptions. Net credit losses were down 11% from the prior-year period, driven by improved credit performance in both general purpose and private label credit cards. The provision in the prior-year period was $1.8 billion, reflecting $2.0 billion of net credit losses and a net ACL release of $171 million, driven by lower net lending activity, largely offset by portfolio quality and increased uncertainty in the macroeconomic outlook.

USCC net income of $732 million decreased 13%, driven by a higher provision for credit losses and higher expenses, largely offset by higher revenues.

All Other (Managed Basis)(a)(b) ($ in millions, except as otherwise noted)	1Q’26	4Q’25	1Q’25	QoQ%	YoY%
Legacy Franchises (managed basis)	2,161	329	1,621	NM	33%
Corporate / Other	(479)	(537)	(158)	11%	(203)%
Total revenues	1,682	(208)	1,463	NM	15%

Total operating expenses	2,144	2,026	2,226	6%	(4)%

Net credit losses	371	341	256	9%	45%
Net ACL build / (release)(c)	10	77	72	(87)%	(86)%
Other provisions(d)	19	31	31	(39)%	(39)%
Total provision for credit losses	400	449	359	(11)%	11%

Net (loss)	$(494)	$(2,290)	$(856)	78%	42%

All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	40	39	38	2%	5%

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and Mexico Consumer/SBMM within Legacy Franchises. For additional information, please refer to Footnote 10.

(c) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(d) Includes provisions on policyholder benefits and claims, Other Assets and HTM debt securities.

(e) TCE is a non-GAAP financial measure. For additional information, refer to Footnote 2.

All Other (Managed Basis)(7)(10)

All Other (managed basis) revenues of $1.7 billion increased 15%, driven by growth in Legacy Franchises, largely offset by a decline in Corporate/Other.

Legacy Franchises (managed basis)(10) revenues of $2.2 billion increased 33%, driven by growth in Mexico, including the impact of foreign exchange translation, and a gain on the sale of an investment, partially offset by lower revenues in closed exit and wind-down markets.

Corporate/Other revenues of $(479) million decreased from $(158) million in the prior-year period, driven by lower net interest income due to a lower benefit from cash and securities reinvestment, due to actions taken over the last few quarters to reduce Citi’s asset sensitivity in a declining interest rate environment, partially offset by higher non-interest revenues.

All Other (managed basis) expenses of $2.1 billion decreased 4%, driven by lower legal expenses, lower transformation expenses, lower expenses related to closed exits and wind-downs and lower professional services expenses, primarily offset by higher severance and the impact of foreign exchange translation.

All Other (managed basis) provision for credit losses was $400 million, reflecting $371 million of net credit losses and a net ACL build of $29 million. Net credit losses were up 45% from the prior-year period, driven by higher consumer volume and portfolio seasoning in Mexico Consumer. The provision in the prior-year period was $359 million, reflecting $256 million of net credit losses and a net ACL build of $103 million, primarily driven by increased uncertainty in the macroeconomic outlook and higher volume in Mexico Consumer.

All Other (managed basis) net loss was $(494) million, compared to $(856) million in the prior-year period, driven by higher revenues and lower expenses, partially offset by a higher provision for credit losses.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI1Q26.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2026 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: (i) macroeconomic, geopolitical and other challenges and uncertainties, including impacts related to the conflict in the Middle East and resulting disruptions to energy and other commodities markets and supply chains; elevated inflation, slowing economic growth and increases in unemployment rates; changes in U.S. laws or policies, including those related to interest rates; (ii) the execution and efficacy of Citi’s priorities regarding its simplification, transformation and enhanced business performance, including those related to revenues, net interest income, expenses, capital-related, credit and return expectations; and (iii) the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2025 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (jennifer.am.landis@citi.com)

Press: Danielle Romero-Apsilos (danielle.romeroapsilos@citi.com)

(1) Ratios as of March 31, 2026 are preliminary. Citigroup’s return on average common stockholders’ equity (ROE) is calculated using net income less preferred stock dividends divided by average common stockholders’ equity.

(2) Ratios as of March 31, 2026 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations and for a reconciliation of common equity to TCE, refer to the Citigroup Inc. Quarterly Financial Data Supplement for the quarter ended March 31, 2026 (the 1Q26 Financial Supplement), which is Exhibit 99.2 to Citigroup’s Current Report on Form 8-K furnished with the U.S. Securities and Exchange Commission on April 14, 2026.

As used herein, 2026 RoTCE is a forward-looking non-GAAP financial measure. From time to time, management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for revenue, expenses and RoTCE. Citi is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because Citi is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant for future results.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Ratios as of March 31, 2026 are preliminary. For the composition of Citigroup’s CET1 Capital and ratio and Citigroup’s Supplementary Leverage ratio, refer to the 1Q26 Financial Supplement.

(5) Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share, refer to the 1Q26 Financial Supplement.

(6) Citi’s first quarter 2026 and 2025 results did not include any notable items. Accordingly, Citi is not adjusting its results for these periods.

(7) As previously noted in Citi’s Form 8-K furnished with the U.S. Securities and Exchange Commission on April 3, 2026, the following reporting changes were implemented in the first quarter 2026:

●	Citi transferred its Retail Banking business from U.S. Personal Banking (USPB) to Wealth and integrated the remaining USPB businesses into a new U.S. Consumer Cards segment. As a result, the financial results, balance sheet, and tangible common equity (TCE) of the Retail Banking business are reported within the Wealth segment.
●	Citi updated its TCE methodology across the Services, Markets, and Banking segments to better align capital usage with the shared economic benefits of corporate lending to clients across these segments. This update eliminated the corporate lending revenue sharing arrangement among the segments.
●	Certain interest rate risk management activities within Markets were reclassified to Corporate/Other or reallocated among businesses within Markets. These changes impacted the results of the Markets segment and Corporate/Other.

Prior period results and TCE allocations for the segments referenced above were recast to reflect these reporting changes, while Citi’s consolidated results and TCE remained unchanged.

(8) Prime balances are defined as clients’ billable balances where Citigroup provides cash or synthetic prime brokerage services.

(9) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain/(loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, refer to the 1Q26 Financial Supplement.

(10) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citigroup’s divestitures of its Asia consumer banking businesses and Mexico Consumer/SBMM businesses within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, refer to the 1Q26 Financial Supplement.